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                                                                     Exhibit 4.4




                           INVESTORS' RIGHTS AGREEMENT

     THIS INVESTORS' RIGHTS AGREEMENT (this "Agreement") is made as of the 5th day of February 2008, by and among DUOYUAN GLOBAL WATER INC., a company limited by shares incorporated under the laws of the British Virgin Islands (the "Company"), DUOYUAN INVESTMENTS LTD., a company limited by shares incorporated under the laws of the British Virgin Islands (the "Key Holder"), GEEMF III HOLDINGS MU, a private company limited by shares organized under the laws of the Republic of Mauritius (the "Investor"), and MR. WENHUA GUO, a citizen of People's Republic of China ("PRC"), identification number 110101196111094535, whose primary place of business is located at No. 3 Jinyuan Road, Daxing Industrial Development Zone, Beijing 102600, PRC (the "Founder").

                                    RECITALS

     WHEREAS, concurrently with the execution of this Agreement, the parties hereto are entering into a Share Purchase Agreement (the "Purchase Agreement") providing for the sale and purchase of certain Ordinary Shares of the Company; and

     WHEREAS, in order to induce the Key Holder to transfer to the Investor and the Investor to purchase from the Key Holder certain Ordinary Shares, pursuant to the Purchase Agreement, the above-named parties hereby agree that this Agreement shall govern the rights of the shareholders of the Company to cause the Company to register the Shares, to receive certain information from the Company, and to participate in future equity offerings by the Company, and shall govern certain other matters as set forth in this Agreement;

     NOW, THEREFORE, the parties hereby agree as follows:

     1. Definitions. As used herein, the following terms have the respective meanings set forth below. The capitalized undefined terms in this Agreement shall have the meanings set forth in the Purchase Agreement. For purposes of this Agreement:

          1.1. "AFFILIATE" means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

          1.2. "ARTICLES" means the Articles of Association of the Company (as amended) from time to time.

          1.3. "BOARD" means the board of directors of the Company.

          1.4. "COMPANY SUBSIDIARIES" means Duoyuan Clean Water Technology Industries (China) Co., Ltd. (CHINESE CHARACTERS), a wholly-foreign-owned enterprise organized under the laws of PRC and Duoyuan Water Treatment Equipment



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Manufacturing (Langfang) Co., Ltd. (CHINESE CHARACTERS), a wholly-foreign-owned enterprise organized under the laws of PRC.

          1.5. "DAMAGES" means any loss, damage, or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;
(ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

          1.6. "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          1.7. "EXCLUDED REGISTRATION" means (i) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a share option, Share purchase, or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Ordinary Shares being registered are the Ordinary Shares issuable upon conversion of debt securities that are also being registered.

          1.8. "EXEMPTED SECURITIES" means any of the following securities issued by the Company:

               (a) Ordinary Shares issued upon conversion of the preferred shares, if any, issued by the Company;

               (b) up to 526,316 Ordinary Shares (and/or options or warrants therefor) (including any of such shares which are repurchased) issued to officers, directors, employees and consultants of the Company pursuant to a share option plan or other arrangement approved by the Board;

               (c) any securities issued as a share dividend or distribution;

               (d) any Ordinary Shares issued pursuant to a Qualified Public Offering;

               (e) any securities issued in connection with any share sub-divisions, share consolidation or other similar event;


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               (f) any securities issued upon the exercise, conversion or exchange of any options, warrants, or other securities that are outstanding as of the Closing Date;

               (g) any securities issued as part of any debt financing with any financial institution; and

               (h) any securities issued in connection with any license, lease, acquisitions or other commercial arrangements for non-equity financing purposes.

          1.9. "FOREIGN JURISDICTION" means any jurisdiction which is not a part or the whole of the United States of America.

          1.10. "FORM F-1" means such form under the Securities Act as in effect on the date hereof.

          1.11. "FORM F-3" means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

          1.12. "GAAP" means generally accepted accounting principles in the United States.

          1.13. "HOLDER" means any holder of Registrable Securities.

          1.14. "IMMEDIATE FAMILY MEMBER" means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.

          1.15. "INDEPENDENT DIRECTOR" means a member of the Board who is not an employee of any Group Company, provided that of the three (3) Independent Directors of the Company, one (1) must be a financial professional and two (2) must have relevant experience in the water treatment industry or in manufacturing.

          1.16. "INITIATING HOLDERS" means, collectively, Holders who properly initiate a registration request under this Agreement.

          1.17. "INVESTOR DIRECTOR" means any director of the Company that the Investor is entitled to elect pursuant to the Articles.

          1.18. "INVESTOR REGISTRABLE SECURITIES" means the Registrable Securities held by the Investor.

          1.19. "IPO" means the Company's first firm commitment underwritten public offering of its Ordinary Shares where the Ordinary Shares are subsequently traded primarily on the Nasdaq Stock Market's Global Market or Global Select Market, the New York Stock Exchange or another comparable exchange or marketplace approved by the Board of Directors.


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          1.20. "NASD RULES" means the Conduct Rules and the By-Laws of the
National Association of Securities Dealers, Inc.

          1.21. "NEW SECURITIES" means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

          1.22. "PERSON" means any individual, corporation, partnership, trust, limited liability company, association or other entity.

          1.23. "REGISTRABLE SECURITIES" means (i) the Ordinary Shares held by the Investor, (ii) the Ordinary Shares held by the Key Holder; (iii) any Ordinary Shares issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Investor after the date hereof; and (iv) any shares issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued
as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares issued pursuant to (i) and (ii) above.

          1.24. "REGISTRABLE SECURITIES THEN OUTSTANDING" means the number of shares determined by adding the number of outstanding shares that are Registrable Securities and the number of shares issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

          1.25. "RESTRICTED SECURITIES" means the securities of the Company required to bear the legend set forth in Section 2.14 hereof.

          1.26. "SECURITIES REGULATORY AUTHORITY" means the U.S. Securities and Exchange Commission ("SEC") and such counterpart government or industry agency or stock exchange located in a Foreign Jurisdiction that regulates and oversees the registration and sale and purchase of, and transactions involving, securities to the public.

          1.27. "SEC RULE 144" means Rule 144 promulgated by the SEC under the Securities Act.

          1.28. "SEC RULE 144(k)" means Rule 144(k) promulgated by the SEC under the Securities Act.

          1.29. "SEC RULE 145" means Rule 145 promulgated by the SEC under the Securities Act.

          1.30. "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          1.31. "SELLING EXPENSES" means all underwriting discounts, selling commissions, and share transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder.


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     2. Registration Rights. The Company covenants and agrees as follows:

          2.1. Demand Registration.

               (a) Form F-1 Demand. If at any time after the earlier of (i) three (3) years after the date of this Agreement or (ii) one hundred eighty
(180) days after the effective date of the registration statement for the IPO, the Company receives a request from the Holders of at least ten percent (10)% of the Registrable Securities then outstanding that the Company file a Form F-1 registration statement with respect to all or a portion of the Registrable Securities then outstanding, then the Company shall (i) within ten (10) days after the date such request is given, give notice thereof (the "Demand Notice") to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form F-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Sections 2.3 and 2.4.

               (b) Form F-3 Demand. If at any time when it is eligible to use a Form F-3 registration statement, the Company receives a request from Holders of at least 10% of the Registrable Securities then outstanding that the Company file a Form F-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $1 million, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within forty (40) days after the date such request is given by the Initiating Holders, file a Form F-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Sections 2.3 and 2.4.

               (c) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(a) (i) during the period that is sixty (60) days before the Company's good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected three (3) registrations pursuant to Section 2.1(a) provided that such three (3) registrations must include at least one (1) registration of the Investor's Registrable Securities; or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form F-3 pursuant to a request made pursuant to Section 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(b) (i) during the period that is thirty
(30) days before the Company's good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii)

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if the Company has effected two (2) registrations pursuant to Section 2.1(b)
within the twelve (12) month period immediately preceding the date of such request (including at least one (1) registration of the Investor's Registrable Securities). A registration shall not be counted as "effected" for purposes of this Section 2.1(c) until such time as the applicable registration statement has been declared effective by the Securities Regulatory Authority, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Section 2.6, in which case such withdrawn registration statement shall be counted as "effected" for purposes of this
Section 2.1(d).

          2.2. Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for shareholders other than the Holders) any of its securities with a Securities Regulatory Authority in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder, within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 2.3, use its best efforts to cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 2.6.

          2.3. Underwriting Requirements.

               (a) If, pursuant to Section 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder's Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Section 2.3, if the managing underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of the Investor Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To

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facilitate the allocation of shares in accordance with the above provisions, the
Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.

               (b) In connection with any offering involving an underwriting of shares in the Company's share capital pursuant to Section 2.2, the Company shall not be required to include any of the Holders' Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable) to the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. Notwithstanding the foregoing, in no event shall (i) the number of Investor Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of the Investor Registrable Securities included in the offering be reduced below twenty percent (20%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other shareholder's securities are included in such offering. For purposes of the provision in this Section 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, shareholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single "selling Holder," and any pro rata reduction with respect to such "selling Holder" shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such "selling Holder," as defined in this sentence.

               (c) For purposes of Section 2.1, a registration shall not be counted as "effected" if, as a result of an exercise of the underwriter's cutback provisions in Section 2.3(a), fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

          2.4. Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

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               (a) prepare and file with the applicable Securities Regulatory
Authority a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of at least ten percent
(10)% of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of the Ordinary Shares (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form F-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

               (b) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

               (c) furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

               (d) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

               (e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

               (f) use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

               (g) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

               (h) promptly make available for inspection by the selling Holders, any underwriter(s) participating in any disposition pursuant to such registration statement, and any

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attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company's officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

               (i) notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

               (j) after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

Notwithstanding the provisions of this Section 2.4, the Company shall be entitled to postpone or suspend the filing, effectiveness or use of, or trading under, any registration statement, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than ninety (90) days if the Company shall determine that any such filing or the sale of any securities pursuant to such registration statement would in the good faith judgment of the Board:

                    (i) materially impede, delay or interfere with any material pending or proposed financing, acquisition, corporate reorganization or other similar transaction involving the Company for which the Board has authorized negotiations;

                    (ii) materially adversely impair the consummation of any pending or proposed material offering or sale of any class of securities by the Company; or

                    (iii) require disclosure of material nonpublic information that the Company has a bona fide business purpose for preserving as confidential; or

                    (iv) render the Company unable to comply with the requirements under the Securities Act or the Exchange Act;

provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other shareholder during such ninety (90) day period other than an Excluded Registration.

          2.5. Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of

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such securities as is reasonably required to effect the registration of such
Holder's Registrable Securities.

          2.6. Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers' and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements of one counsel for the selling Holders, shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a least ten percent
(10)% of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless a Holder agrees to forfeit its right to one registration pursuant to Section 2.1(a) or Section 2.1(b), as the case may be; provided further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Section 2.1(a) or Section 2.1(b). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

          2.7. Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

          2.8. Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

               (a) To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and shareholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this
Section 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

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               (b) To the extent permitted by law, each selling Holder,
severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Sections 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

               (c) Promptly after receipt by an indemnified party under this
Section 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, to the extent that such failure materially prejudices the indemnifying party's ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

               (d) Notwithstanding anything else herein to the contrary, the foregoing indemnity agreements of the Company and the selling Holders are subject to the condition that, insofar as they relate to any Damages arising from any untrue statement or alleged untrue statement of a material fact contained in, or omission or alleged omission of a material fact from, a preliminary prospectus (or necessary to make the statements therein not misleading) that has been corrected in the form of prospectus included in the registration statement at the time it becomes effective, or any amendment or supplement thereto filed with the SEC pursuant to Rule

424(b) under the Securities Act (the "Final Prospectus"), such indemnity agreement shall not inure to the benefit of any Person if a copy of the Final Prospectus was furnished to the indemnified party and such indemnified party failed to deliver, at or before the confirmation of the sale of the shares registered in such offering, a copy of the Final Prospectus to the Person asserting the loss, liability, claim, or damage in any case in which such delivery was required by the Securities Act.

               (e) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case,
(x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder's liability pursuant to this Section 2.8(e), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses) paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

               (f) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

               (g) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

          2.9. Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the Securities Regulatory Authority that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form F 3, the Company shall:

               (a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

               (b) use commercially reasonable efforts to file with the Securities Regulatory Authority in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

               (c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form F 3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the Securities Regulatory Authority that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form F 3 (at any time after the Company so qualifies to use such form).

          2.10. Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least eighty-one percent (81)% of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company (a) to include such securities in any registration filed under Section 2.2 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of its securities will not reduce the amount of the Registrable Securities of the Holders which is included or (b) to make a demand registration; provided that this limitation shall not apply to any additional investor who becomes a party to this Agreement in accordance with Section 6.1(b).

          2.11. "Market Stand off" Agreement.

               (a) Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company of shares or any other equity securities under the Securities Act on a registration statement, and ending on the date specified by the Company and the managing underwriter (such period not to exceed (x) one hundred eighty (180) days in the case of the IPO, which period may be extended upon the request of the managing underwriter, to the extent required by any NASD rules, for an additional period of up to fifteen (15) days if the Company issues or proposes to issue an earnings or other public release within fifteen (15) days of the expiration of the 180-day lockup period, or (y) ninety (90) days in the case of any registration other than the IPO, which period may be extended upon the request of the managing underwriter, to the extent required by any NASD rules, for an additional period of up to fifteen (15) days if the Company issues or proposes to issue an earnings or other public release within fifteen (15) days of the expiration of the 90-day lockup period), lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Ordinary Shares. The foregoing provisions of this Section 2.11 shall be applicable to the Holders only if all officers and directors are subject to the same restrictions and the Company uses commercially reasonable efforts to obtain a similar agreement from all shareholders individually owning more than five percent (5%) of the Company's outstanding Ordinary Shares (on an as-converted basis). The underwriters in connection with such registration are intended third party beneficiaries of this Section 2.11 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 2.11 or that are necessary to give further effect thereto.

               (b) In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of the applicable lock-up period and each Holder agrees that, if so requested, such Holder will execute an agreement in the form provided by the underwriter containing terms which are essentially consistent with the provisions of this Section 2.11.

               (c) Notwithstanding the foregoing, the obligations described in this Section 2.11 shall not apply to an Excluded Registration.

          2.12. Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.1 or Section 2.2 shall terminate upon the earliest to occur of:

               (a) an agreement in writing by the Company, the Investor and the Key Holder;

               (b) the closing of a Liquidation Event, as such term is defined in the Articles;

               (c) when all of such Holder's Registrable Securities could be sold without restriction under SEC Rule 144(k); or

               (d) the 5th anniversary of the Qualified Public Offering of the Company.

          2.13. Foreign Registrations. To the extent the Company effects a public offering or registration in a jurisdiction outside the U.S., the registration rights afforded the Holders, and the intent of the related provisions, hereunder shall, subject to the applicable securities regulations, be carried out and applied as nearly as possible in such foreign jurisdiction as if such public offering or registration were effected in the U.S.

          2.14. Restrictions on Transfer.

               (a) The Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize any such sale, pledge, or transfer, except upon satisfaction of the applicable conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

               (b) Each certificate or instrument representing (i) the Registrable Securities and (ii) any other securities issued in respect of the securities referenced in clause (i) upon any share split, share dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 2.12(c)) be stamped or otherwise imprinted with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 2.14.

               (c) The holder of each certificate representing Restricted Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder's intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder's expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a "no action" letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or "no action" letter
(x) in any transaction in compliance with SEC Rule 144 or (y) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Section 2.14. Each certificate or instrument evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 2.14(b), except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

     3. Information Rights.

          3.1. Delivery of Financial Statements. Upon the request of a Holder of at least ten percent (10%) of the outstanding Registrable Securities of the Company, the Company shall deliver to such Holder:

               (a) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and (iii) a statement of shareholders' equity as of the end of such year, all such financial statements audited and certified by independent public accountants of nationally recognized standing selected by the Company.

               Upon a determination by the Investor or any U.S. tax authority that the Company or any subsidiary of the Company has been or is likely to become a "passive foreign investment company", as defined by the Internal Revenue Code of 1986, as amended (the "Code"), the Company will, as soon as reasonably practicable following the end of each taxable year of the Company (but in no event later than ninety (90) days following the end of each such taxable year), provide the Investor with all information reasonably available to the Company or the Company Subsidiaries to permit the Investor to (i) accurately prepare all tax returns and comply with any reporting requirements as a result of such determination and (ii) make any election (including, without limitation, a "qualifying electing fund" election under Section 1295 of the Code) with respect to the Company or any Company Subsidiaries, and comply with any reporting or other requirements incident to such election.

               (b) as soon as practicable, but in any event within forty-five
(45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, a statement showing the number of shares of each class and series of share capital and securities convertible into or exercisable for shares outstanding at the end of the period, the Ordinary Shares issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Ordinary Shares and the exchange ratio or exercise price applicable thereto, and the number of shares of issued share options and share options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Investor to calculate its respective percentage equity ownership in the Company, and certified by the chief financial officer or chief executive officer ("CEO") of the Company as being true, complete, and correct;

               (c) as soon as practicable, but in any event within thirty (30) days of the end of each month, an unaudited income statement and statement of cash flows for such month, and an unaudited balance sheet and statement of shareholders' equity as of the end of such month, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP), and a management report summarizing progress against Annual Budget (as defined below), including (i) comparisons between (x) actual and forecast financial results and (y) actual and forecast capital expenditures, (ii) progress against business development targets, and (iii) any significant operational issues.

               (d) as soon as practicable, but in any event thirty (30) days before the end of each fiscal year, a budget and business plan for the next fiscal year (collectively, the "Annual Budget"), approved by the Board of Directors and prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company;

               (e) such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as the Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Section 3.1 to provide information (i) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

          3.2. Notwithstanding anything to the contrary in this Agreement, as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, upon the request of the Investor, the Company shall deliver to the Investor an environment monitoring report to the effect that the applicable national and local environmental laws and regulations in PRC and the IFC Performance Standards applicable to manufacturing companies have been complied with by the Company and the Company Subsidiaries, or, in the event of any non-compliance, to the effect of identifying such non-compliance and setting out plans for rectifying such non-compliance.

          3.3. Notwithstanding anything to the contrary in Sections 3.1 and 3.2, the Company may cease providing the information set forth in Section 3.1 and 3.2 during the period starting with the date thirty (30) days before the Company's good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided, that the Company's covenants under Sections 3.1 and 3.2 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

          3.4. Inspection. The Company shall permit a Holder of at least ten percent (10%) of the Registrable Securities of the Company, at such Holder's expense, to visit and inspect the properties of the Company (including the Company Subsidiaries); examine its books of account and records; and discuss the Company's affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by such Holder upon five (5) Business Days' written notice; provided, however, that the Company shall not be obligated pursuant to this Section 3.4 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

          3.5. Termination of Information and Inspection Rights. The covenants set forth in Section 3 shall terminate and be of no further force or effect upon the earliest to occur of any of the following: (i) an agreement in writing by the Company, the Investor and the Key Holder; (ii) immediately before the consummation of a Qualified Public Offering or (iii) upon a Liquidation Event, as such term is defined in the Articles.

     4. Rights to Future Share Issuances.

          4.1. Right of First Offer. Subject to the terms and conditions of this
Section 4.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to the Holders.

               (a) The Company shall give notice (the "Offer Notice") to the Holders, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

               (b) By notification to the Company within twenty (20) days after the Offer Notice is given, such Holder may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the number of Ordinary Shares issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Registrable Securities then held, by such Holder bears to the total number of Ordinary Shares of the Company then outstanding (on an as-converted basis). At the expiration of such twenty
(20) day period, the Company shall promptly notify the Holder that elects to purchase or acquire all the shares available to it (each, a "Fully Exercising Shareholder") of any other Holder's failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Shareholder may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which such Full Exercising Shareholder was entitled to subscribe but that were not subscribed for by the relevant shareholders which is equal to the proportion that the number of Ordinary Shares then held by such Fully Exercising Holder (on an as-converted basis) bears to the number of Ordinary Shares then held by all Fully Exercising Holders who wish to purchase such unsubscribed shares (on an as-converted basis). The closing of any sale pursuant to this Section 4.1(b) shall occur within the later of ninety (90) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to
Section 4.1(c).

               (c) If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 4.1(b), the Company may, during the ninety (90) day period following the expiration of the periods provided in Section 4.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Holders in accordance with this Section 4.1.

               (d) The right of first offer in this Section 4.1 shall not be applicable to any Exempted Securities.

          4.2. Termination. The covenants set forth in Section 4.1 shall terminate and be of no further force or effect upon the earliest to occur of any of the following: (i) an agreement in writing by the Company, the Investor and the Key Holder; (ii) immediately before the consummation of a Qualified Public Offering or (iii) upon a Liquidation Event, as such term is defined in the Articles.

          4.3. Confidentiality. The Holders shall keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company's intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 4.3 by any Holder), (b) is or has been independently developed or conceived by the Holders without use of the Company's confidential information, or (c) is or has been made known or disclosed to a Holder by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that the Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any Affiliate, partner, member, stockholder, or wholly owned subsidiary of the Investor in the ordinary course of business, provided, that the Investor shall inform such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iii) as may otherwise be required by law, provided, that the Investor shall promptly notify the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

     5. Additional Covenants.

          5.1. Insurance. The Company shall use its commercially reasonable efforts to obtain, within ninety (90) days of the date hereof, from financially sound and reputable insurers Directors and Officers liability insurance and term "key person" insurance on the Founder, in an amount and on terms and conditions satisfactory to the Board of Directors, and will use commercially reasonable efforts to cause such insurance policies to be maintained until such time as the Board of Directors determines that such insurance should be discontinued. The key person policy shall name the Company as loss payee, and neither policy shall be cancelable by the Company without prior approval by the Board (including the Investor Director).

          5.2. Employee Shares. As soon as practical after the Closing, the Board shall use its best efforts to formulate and submit for approval by the shareholders of the Company an employee stock option plan covering the share capital accounting for up to five percent (5%) of the outstanding share capital of the Company (the "Option Shares"). The rights and privileges of the Option Shares shall be approved by the shareholders (including the affirmative vote of the Investor).

          5.3. Matters Requiring Investor Approval. Notwithstanding anything to the contrary in this Agreement, the Company hereby covenants and agrees with the Investor that, for so long as the Investor holds over ten percent (10%) of the share capital of the Company (on an as-converted basis), it shall not, without approval of the Investor, engage in any of the following transactions (for purpose of this Section 5.3, the term "Company" shall mean the Company itself as well as the Company Subsidiaries, unless wholly inapplicable).

               (a) any amendment of the Articles;

               (b) any issuance of equity; debt securities or convertible securities of the Company (in a single transaction or a series related transactions);

               (c) any public offering of the share capital of the Company (other than a Qualified Public Offering);

               (d) any action that repurchases, redeems or retires any of the Company's voting securities other than pursuant to contractual rights to repurchase the shares held by employees, directors or consultants of the Company or its subsidiaries upon termination of their employment or services or pursuant to the exercise of a contractual right of repurchase or first refusal held by the Company;

               (e) acquisition of all or a substantial portion of the assets or share capital of or form a joint venture or other business alliance with any business or any corporation, partnership, association or other business organization or division thereof or form a subsidiary or branch entity;

               (f) mergers, business consolidations or spin-offs of the Company;

               (g) winding up, liquidation, bankruptcy or insolvency of the Company;

               (h) sale, or otherwise disposition of any of its assets in excess of ten percent (10%) of the Company's audited net asset value (including, but not limited to, the equity interests in the Company Subsidiaries) except as provided for in the Annual Budget. For purposes of this Section 5.3, the term "sale" shall mean directly or indirectly sell, assign, transfer, pledge, hypothecate, mortgage, or encumber through one or a series of transactions;

               (i) any change of the number of directors;

               (j) any change of the auditor; and

               (k) adoption or amendment in any respect of any employee stock incentive plan, except in the ordinary course of business as required by law.

          5.4. Board Matters.

               (a) Unless otherwise determined by the vote of a majority of the directors then in office, the Board shall meet at least quarterly in accordance with an agreed-upon schedule. The Company shall reimburse the Independent Directors for all reasonable out-of-pocket travel expenses incurred (consistent with the Company's travel policy) in connection with attending meetings of the Board.

               (b) Supermajority Approval of the Board. The following transactions shall require the supermajority approval of at least four (4) members of the Board (for purpose of this Section 5.4(b), the term "Company" shall mean the Company itself as well as the Company Subsidiaries, unless wholly inapplicable):

                    (i) appointment or dismissal of senior executive officers of the Company, except that Key Holder's appointment of a successor CEO for the Company shall not be subject to the Board's supermajority approval hereunder so long as such appointment is made within fifteen
          (15) months of the Closing Date;

                    (ii) any contracts providing for payment by the Company in excess of US$500,000 unless provided in the Annual Budget; and

                    (iii) any capital expenditures exceeding ten percent (10)% of the Company's audited net asset value.

               (c) Matters Requiring Investor Director Approval. The transactions not subject to subsection (b) above shall require the simple majority approval of the Board, provided, however, that (i) the following transactions of the Company shall require the affirmative vote of the Investor Director and (ii) the transactions between the Company and one or more Affiliates shall require the affirmative vote of the director not appointed, directly or indirectly, by a shareholder having any interest in such transactions (for purpose of this Section 5.4(c), the term "Company" shall mean the Company itself as well as the Company Subsidiaries, unless wholly inapplicable):

                    (i) formulation of Annual Budgets and annual reports;

                    (ii) any change in any method of accounting or accounting practice or policy other than in accordance with GAAP or as required by applicable law or regulation or other regulatory guidance, and

                    (iii) any contract or arrangement that is not on an arms-length basis.

          5.5. CEO Appointment. The Founder and the Key Holder hereby covenant that, as soon as practical but in any event within fifteen (15) months following the Closing, they shall use their best efforts to identify and nominate a candidate of CEO of the Company with international operating experience and knowledge of the PRC domestic water treatment industry. The Investor hereby covenants to provide full assistance in identifying and interviewing candidates for the CEO position. Notwithstanding anything to the contrary in this Agreement, in the event that no CEO shall have been hired within the above 15-month period, the Investor shall have the exclusive right, for a period of fifteen (15) months thereafter, to nominate the CEO.

          5.6. Key Holder Undertaking on Debt Financing. The Key Holder hereby covenants that, in the event that the Company has achieved the 2008 Performance Target but shall not have consummated a Qualified Public Offering on or before December 31, 2008, and the Board determines, in good faith, that additional external financing is required to fund the operations of the Principal Business and, in connection therewith, adopts resolutions approving a debt financing of the Company any time during the six (6)-month period beginning on January 1, 2009 and ended on June 30, 2009, it shall, subject to the written notice of the Company (the "Loan Notice"), enter into a shareholder loan agreement with the Company within thirty (30) days of the date of the Loan Notice. Such Loan Notice shall set forth the following terms:

               (a) commitment on the part of the Key Holder to lend to the Company an aggregate amount not exceeding RMB forty million (40,000,000) within ten (10) business days after delivery of the Loan Notice;

               (b) an annual interest rate not exceeding eight percent (8)%;

               (c) a repayment schedule of six (6) equal semi-annual installments;

               (d) the subordination of the loan in repayment and liquidation distribution to all the other then outstanding indebtedness of the Company;

               (e) deferral of interest and principal if the Board determines in good faith that upon effecting repayment, the Company's current ratio would fall below 1.2 or its cash balance would fall below RMB 10 million; and

               (f) capitalization of the unpaid interest.

          5.7. Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board as in effect immediately before such transaction, whether such obligations are contained in the Company's Bylaws, its Articles, or elsewhere, as the case may be.

          5.8. Termination of Covenants. Except for the covenant set forth in
Section 5.7, the covenants set forth in Section 5 shall terminate and be of no further force or effect upon the earliest to occur of any of the following: (i) an agreement in writing by the Company, the Investor and the Key Holder; (ii) immediately before the consummation of a Qualified Public Offering or (iii) upon a Liquidation Event, as such term is defined in the Articles.

     6. Miscellaneous.

          6.1. Successors and Assigns.

               (a) Subject to subsection (b), the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties unless such assignee or transferee acquires less than ten percent (10%) of the share capital of the Company (on an as-converted basis), in which case the rights and benefits under this Agreement shall not be conferred on such assignee or transferee. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

               (b) Each transferee of any shares subject to this Agreement shall continue to be subject to the terms hereof, and, as a condition precedent to the Company's recognizing such transfer, each transferee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Adoption Agreement substantially in the form attached hereto as Exhibit A. Upon the execution and delivery of an Adoption Agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee were the transferor and such transferee's signature appeared on the signature pages of this Agreement and shall be deemed to be a shareholder of the Company for purposes of discharging the applicable obligations under this Agreement. The Company shall not permit the transfer of the Shares subject to this Agreement on its books or issue a new certificate representing any such Shares unless and until such transferee shall have complied with the terms of this Section 6.1. Each certificate representing the Shares subject to this Agreement if issued on or after the date of this Agreement shall be endorsed by the Company with the legend set forth in Section 2.14.

          6.2. Governing Law. This Agreement shall be governed by and construed exclusively in accordance the internal laws of the State of New York (as permitted by Section 5-1401 of the New York General Obligations Law (or any similar successor provision) without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the parties hereunder.

          6.3. Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          6.4. Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

          6.5. Notices.

               (a) All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, certified or registered mail with postage prepaid, or sent by facsimile, as follows:

     if to the Company, the Key Holder and the Founder, to them at:

                  No. 3 Jinyuan Road
                  Daxing Industrial Development Zone
                  Beijing 102600, China
                  Attention: Wenhua Guo and Fiona Feng
                  Facsimile: +86 10 6021 2222

          with a copy to (which shall not constitute notice): Hogan & Hartson
     LLP

                  if before March 21, 2008

                  Raffles City, 30th Floor
                  268 Xizang Road Central
                  Shanghai 200001, China
                  Attention:     Mr. Arthur C. Mok
                  Facsimile:     +86 21 6340 4999

                  if after March 21, 2008

                  Park Place, 18th Floor
                  1601 Nanjing Road West
                  Shanghai 200043, China
                  Attention:     Mr. Arthur C. Mok
                  Facsimile:     +86 21 6340 4999

     if to the Investor, to it at:

                  c/o International Financial Services Limited
                  IFS Court
                  Twenty Eight, Cybercity
                  Ebene, Mauritius

                  Attention:     Mr. Junaid Udhin
                  Facsimile:     + 230 467 4000
                  with a copy to: GEF Management Corporation
                  Suite 300
                  5471 Wisconsin Avenue
                  Chevy Chase, MD 20815-3546
                  USA

                  Attention:     Ms. Joan M. Larrea
                  Facsimile:     +240 482 8908

               and,

               Pillsbury Winthrop Shaw Pittman LLP

                  Suite 4305, Bund Center
                  222 Yan An Road East
                  Shanghai 200002
                  PRC

                  Attention:     Mr. Joseph W. K. Chan
                  Facsimile:     +86 21 6335 1178

or to such other person or address as a party shall specify by notice in writing to the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of personal delivery or on the tenth (10th) Business Day after the mailing thereof or, in the case of notice by facsimile, when receipt thereof is confirmed by telephone.

          6.6. Amendments and Waivers. This Agreement may be amended or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by the Company and the holder of at least eighty-seven (87)% of the outstanding share capital of the Company (on an as-converted basis). Notwithstanding the foregoing:

                    (i) this Agreement may not be amended or terminated and the observance of any term of this Agreement may not be waived with respect to any Investor or Key Holder without the written consent of the Investor or Key Holder; and

                    (ii) any provision hereof may be waived by the waiving party on such party's own behalf, without the consent of any other party.

          6.7. Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

          6.8. Aggregation of Shares. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

          6.9. Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

          6.10. Dispute Resolution.

               (a) Negotiation between Parties. The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all parties within thirty (30) days, Section 6.10 (b) shall apply.

               (b) Arbitration. In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute shall he referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules (the "UNCITRAL Rules") in effect, which rules are deemed to be incorporated by reference into this subsection (b). The arbitration tribunal shall consist of three arbitrators to be appointed according to the UNCITRAL Rules. The language of the arbitration shall be English.

          6.11. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York this being in addition to any other remedy to which they are entitled at law or in equity subject to the terms hereof. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the federal courts of the United States located in the City of New York, State of New York or any court of the State of New York located in such district in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts sitting in the State of New York.

          6.12. Costs of Enforcement. If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys' fees.

          6.13. Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

                  [Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


                                              DUOYUAN GLOBAL WATER INC.:



                                          By: /s/ Wenhua Guo
                                              ----------------------------------
                                        Name: Wenhua Guo
                                       Title: Director
                                     Address: No. 3 Jinyuan Road
                                              Daxing Industrial Development Zone
                                              Beijing 102600, PRC




                                              DUOYUAN INVESTMENTS LTD:



                                          By: /s/ Wenhua Guo
                                              ----------------------------------
                                        Name: Wenhua Guo
                                       Title: Director
                                     Address: No. 3 Jinyuan Road
                                              Daxing Industrial Development Zone
                                              Beijing 102600, PRC




                                              WENHUA GUO:


                                              /s/ Wenhua Guo
                                              ----------------------------------
                                     Address: No. 3 Jinyuan Road
                                              Daxing Industrial Development Zone
                                              Beijing 102600, PRC


                                                     SIGNATURE PAGES OF DUOYUAN
                                                     INVESTORS' RIGHTS AGREEMENT

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


                                    GEEMF III HOLDINGS MU:

                                By: /s/ Joan M. Larrea
                                    --------------------------------------------
                              Name: Joan M. Larrea
                             Title: Managing Director, GEF
                           Address:
                                    c/o International Financial Services Limited
                                    IFS Court
                                    Twenty Eight, Cybercity
                                    Ebene, Mauritius

                                    c/c GEF Management Corporation
                                    Suite 300
                                    5471 Wisconsin Avenue
                                    Chevy Chase, Maryland 20815
                                    USA


                                                     SIGNATURE PAGES OF DUOYUAN
                                                     INVESTORS' RIGHTS AGREEMENT

                                    EXHIBIT A

                               ADOPTION AGREEMENT

This Adoption Agreement ("Adoption Agreement") is executed on [    ], 200[ ], by
the undersigned ("Holder") pursuant to the terms of that certain Investors' Rights Agreement dated as of February [ ], 2008 ("Agreement"), by and among the Company and certain of its shareholders, as such Agreement may be amended or amended and restated hereafter. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, Holder agrees as follows.

1.1 Acknowledgement. Holder acknowledges that Holder is acquiring certain capital shares of the Company ("Shares"), for one of the following reasons (Check the correct box):

[ ] as a transferee of Shares from a party in such party's capacity as an "Investor" bound by the Agreement, and after such transfer, Holder shall be considered an "Investor" and a "shareholder" for purposes of discharging the applicable obligations as if it had been a party thereto.

[ ] as a transferee of Shares from a party in such party's capacity as a "Key Holder" bound by the Agreement, and after such transfer, Holder shall be considered a "Key Holder" and a "shareholder" for purposes of discharging the applicable obligations as if it had been a party thereto.

1.2 Agreement. Holder hereby (a) agrees that the Shares, and any other shares of or securities required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if Holder were originally a party thereto.

1.3 Notice. Any notice required or permitted by the Agreement shall be given to Holder at the address or facsimile number listed below Holder's signature hereto.

HOLDER:                                             ACCEPTED AND AGREED:
        ----------------------------------------

By:                                                 DUOYUAN GLOBAL WATER INC.
    --------------------------------------------

Name and Title of Signatory

Address:                                            By:
         ---------------------------------------        ------------------------

                                                    Title:
------------------------------------------------

Facsimile Number:
                  ------------------------------